As filed with the Securities and Exchange Commission on May 13, 2022
Registration No. 333-252422

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UWM Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	6162	82-2124167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
585 South Boulevard E
Pontiac, Michigan 48341
(800) 981-8898
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Forrester
Executive Vice President and Chief Financial Officer
UWM Holdings Corporation
585 South Boulevard E
Pontiac, Michigan 48341
(800) 981-8898
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kara L. MacCullough, Esq.
Greenberg Traurig, P.A.
401 E Las Olas Boulevard, Suite 2000
Fort Lauderdale, Florida
Tel: (954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On January 26, 2021, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-252422) (the “Initial Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 5, 2021 (as amended by the Post-Effective Amendment dated March 25, 2021, as further amended by the Post-Effective Amendment dated May 18, 2021, each of which, a “Post-Effective Amendment” and together the “Post-Effective Amendments” and together with the Initial Registration Statement, and as further amended and supplemented from time to time thereto, the “Registration Statement”).
This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”) is being filed by the registrant to convert the registration statement on Form S-1 into a registration statement on Form S-3 and to reduce the number of shares covered by the registration statement due to prior sales.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 13, 2022
PRELIMINARY PROSPECTUS
UWM HOLDINGS CORPORATION
15,874,987 SHARES OF CLASS A COMMON STOCK
and
83,951,346 SHARES OF CLASS A COMMON STOCK
Offered by Selling Securityholders
This prospectus relates to the issuance by us of (i) 10,624,987 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be issued upon exercise of the Warrants included in the publicly sold units (the “Public Warrants”) to purchase Class A common stock at an exercise price of $11.50 per share and (ii) 5,250,000 shares of our Class A common stock that may be issued upon exercise of the Warrants issued to Gores Sponsor IV, LLC in a private placement (the “Private Placement Warrants”) to purchase Class A common stock at an exercise price of $11.50 per share. We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.”
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 83,951,346 shares of Class A common stock, which includes (a) a portion of the 10,625,000 shares of Class A common stock that were exchanged for Class F Stock in connection with the closing of the Business Combination amongst our predecessor Gores Holdings IV, Inc., SFS Holding Corp. (“SFS Corp.”) United Wholesale Mortgage, LLC (“UWM”) and UWM Holdings, LLC (“UWM LLC”) (the “Business Combination”) that remain unsold, (b) 50,000,000 shares of Class A common stock issuable upon exchange or conversion of the Common Units in UWM LLC held by SFS Corp. and (c) 28,208,349 shares of Class A common stock beneficially held by a limited number of qualified institutional buyers and accredited investors (the “Private Placement Investors”) which were issued upon the closing of the Business Combination. We will not receive any proceeds from the sale of shares of Class A common stock or Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A common stock and Warrants are listed on the New York Stock Exchange under the symbols “UWMC” and “UWMCWS,” respectively. On May 12, 2022, the closing price of our Class A common stock was $3.70 per share and the closing price for our Warrants was $0.22 per share.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in the reports that we file under the Securities Exchange Act of 1934, as amended, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2022

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue (i) 10,624,987 shares of our Class A common stock that may be issued upon exercise of the Public Warrants to purchase Class A common stock at an exercise price of $11.50 per share and (ii) 5,250,000 shares of our Class A common stock that may be issued upon exercise of Warrants held by the Private Placement Investors to purchase Class A common stock at an exercise price of $11.50 per share. The Selling Securityholders may, from time to time, use the shelf registration statement to sell up to an aggregate of 83,951,346 shares of Class A common stock including, (i) a portion of the 10,625,000 shares of Class A common stock that were exchanged for Founder Shares in connection with the Business Combination which remain unsold, (ii) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp. and (iii) up to 28,208,349 shares of Class A common stock that were originally issued to the Private Placement Investors, through any means described in the section entitled “Plan of Distribution.”

The registration statement of which this prospectus forms a part originally registered (1) up to 115,875,000 shares of Class A common stock, including (i) up to 10,625,000 shares of Class A common stock that were exchanged for the Founder Shares in connection with the Business Combination, (ii) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp., (iii) up to 50,000,000 shares of Class A common stock that were originally issued to the Private Placement Investors and (iv) up to 5,250,000 shares of Class A Common Stock that could have been received by Gores Sponsor IV, LLC upon exercise of the Private Placement Warrants, and (2) 5,250,000 Private Placement Warrants. Subsequent to the effectiveness of this registration statement, Gores Sponsor IV, LLC distributed its 5,250,000 Private Placement Warrants in a pro rata in-kind distribution to its members and certain of the selling securityholders named in the original registration statement transferred 27,041,651 shares of Class A common stock.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On January 21, 2021 (the “Closing Date”), Gores Holdings IV, Inc., our predecessor company (“Gores IV”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated September 22, 2020 (as amended by Amendment No. 1 thereto, dated December 14, 2020, the “Business Combination Agreement”) with SFS Holding Corp., a Michigan corporation (“SFS Corp.”), United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC), a Michigan limited liability company (“UWM LLC”), and UWM Holdings, LLC, a Delaware limited liability company (“UWMH”). Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Agreement (the “Transactions”, and such completion, the “Closing”), UWM became an indirect subsidiary of Gores IV. In connection with the Transactions, Gores IV changed its name to UWM Holdings Corporation. Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the term “UWMC” means UWM Holdings Corporation, “UWM” means United Wholesale Mortgage, LLC and “we,” “our” and “us” refer to UWM Holdings Corporation and our subsidiaries.

Prospectus Summary

Overview

We are the second largest direct residential mortgage lender and the largest wholesale mortgage lender in the United States, originating mortgage loans exclusively through the wholesale channel. With approximately 7,400 team members (as of April 30, 2022) and a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the Independent Mortgage Advisor community. We originate primarily conforming and government loans across all 50 states and the District of Columbia.

For the last seven years including the year ended December 31, 2021, we have been the largest wholesale mortgage lender in the United States by closed loan volume. For the three months ended March 31, 2022, we originated $38.8 billion in residential mortgage loans, which was a decrease of $10.3 billion, or 21%, from the three months ended March 31, 2021. We generated $453.3 million of net income during the three months ended March 31, 2022, which was a decrease of $406.7 million, or 47.3%, compared to net income of $860.0 million for the three months ended March 31, 2021. For the year ended December 31, 2021, we originated $226.5 billion in residential mortgage loans, and closed approximately 654,000 home loans. As a result, we generated $1.57 billion of net income for the year ended December 31, 2021. Our 2021 mortgage production of $226.5 billion represented a 4.7% market share of all residential mortgage loans originated in the United States.

Founded in 1986 and headquartered in Pontiac, Michigan, we have built a client-focused, team-oriented culture that strives to bring superior customer service, efficiency and operational stability to our clients, the Independent Mortgage Advisors. We were named as a "Best Places to Work in Financial Services and Insurance" by Fortune and a Top Work Place in Metro Detroit by the Detroit Free Press in 2021. We were ranked the #1 training team in the nation by Training Magazine in 2021.

On January 21, 2021, Gores IV, consummated the previously announced Business Combination Agreement with SFS Corp. and UWM LLC. Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement, UWM became an indirect subsidiary of Gores IV. In connection with the Transactions, Gores IV changed its name to UWM Holdings Corporation. We began trading on the New York Stock Exchange on January 22, 2021 under the ticker symbol UWMC.

Strategy

Our principal strategy that has driven our substantial growth over the past years, is our strategic decision to operate solely as a Wholesale Mortgage Lender – thereby avoiding conflict with our partners, the Independent Mortgage Advisors and their direct relationship with borrowers. We believe that by not competing for the borrower connection and relationship, we are able to generate significantly higher loyalty and satisfaction from our clients (i.e., Independent Mortgage Advisors) who, in turn, armed with our partnership tools are positioned to direct a growing share of the residential mortgage volume nationwide.

Corporate Information

Our principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341. Our telephone number is (800) 981-8898, and our website address is www.UWM.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

We are registering the issuance by us of up to 15,874,987 shares of our Class A common stock that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 83,951,346 shares of Class A common stock. Subsequent to the original effective date of this registration statement, Gores Sponsor IV, LLC distributed its 5,250,000 Private Placement Warrants in a pro rata in-kind distribution to its members and certain of the selling securityholders named in the original registration statement previously sold 27,041,651 shares of Class A common stock.

Issuance of Class A common stock

Shares of our Class A common stock outstanding prior to exercise of all Warrants	92,531,737 shares (1)(2)
Shares of Class A common stock to be issued upon exercise of all Warrants	15,874,987 shares
Use of proceeds	We will receive up to an aggregate of $182,562,351 if all Warrants are exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.
Resale of Class A common stock

Shares of Class A common stock offered by the Selling Securityholders	83,951,346 shares(3)
Use of proceeds	We will not receive any proceeds from the sale of the Class A common stock to be offered by the Selling Securityholders.
Ticker symbols	Our Class A common stock and Warrants trade on the NYSE under the following ticker symbols: “UWMC” – Class A common stock “UWMCWS”—Warrants, respectively.
Risk Factors	Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6.

(1)	As of April 30, 2022
(2)
Excludes (i) 1,502,069,787 UWM LLC Class B Units issued and outstanding that convert into Class A common stock (including the 50,000,000 offered hereby), (ii) 15,874,987 shares exercisable upon conversion of our outstanding Warrants and (iii) up to 79,074,138 shares of Class A common stock that may be issued pursuant to our 2020 Omnibus Incentive Plan.

(3)
Includes 50,000,000 shares of Class A common stock offered by SFS Corp. In connection with any sale of shares of Class A common stock hereunder, SFS Corp. will convert an equivalent number of UWM LLC Class B Units (and the stapled Class D common stock) for Class A common stock for delivery pursuant to this prospectus.

Cautionary Note Regarding Forward-Looking Statements;

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements in this prospectus may include statements relating to:

•the future financial performance of our business;
•changes in the market for our services;
•expansion plans and opportunities;
•our future growth, including our pace of loan originations;
•our ability to implement our corporate strategy, including retaining our leading position in the wholesale lending channel, and the impact of such strategy on our future operations and financial and operational results;
•our strategic advantages and the impact that those advantages will have on future financial and operational results;
•the advantages of the wholesale market;
•industry growth and trends in the wholesale mortgage market and in the mortgage industry generally;
•our approach and goals with respect to technology;
•our current infrastructure, client-based business strategies, strategic initiatives and product pipeline;
•the impact of various interest rate environments and changes in LIBOR on our future financial results of operations;
•our evaluation of competition in our markets and our relative position;
•our accounting policies;
•macroeconomic conditions that may affect our business and the mortgage industry in general;
•the impact of COVID-19 pandemic, or any other similar pandemic or public health situation, on our business and the mortgage industry in general; and
•other statements preceded by, followed by or that includes the words "may," "can," "should," "will," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target," or similar expressions

These forward-looking statements involve estimates and assumptions which may be affected by risks and uncertainties in our business, as well as other external factors, which could cause future results to materially differ from those expressed or implied in any forward-looking statement including those risks set forth below in Risk Factor Summary and the other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

All forward-looking statements speak only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Risk Factor Summary

An investment in our securities involves substantial risk. Our ability to execute on our strategy also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following the Summary below may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks we face include the following:

•our dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates;
•our reliance on our warehouse facilities to fund mortgage loans and otherwise operate our business, leveraging of assets under these facilities and the risk of a decrease in the value of the collateral underlying certain of our facilities causing an unanticipated margin call;
•our ability to sell loans in the secondary market, including to government sponsored enterprises, and to securitize our loans into mortgage-backed securities through the GSEs and Ginnie Mae;
•our dependence on the GSEs and the risk changes to these entities and their roles, including, as a result of GSE reform, termination of conservatorship or efforts to increase the capital levels of the GSEs;
•changes in the GSEs', FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees;
•our dependence on licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans to originate mortgage loans;
•the unique challenges posed to our business by the COVID-19 pandemic and the impact of governmental actions taken in response to the pandemic on our ability to originate mortgages, our servicing operations, our liquidity and our team members;
•the risk that an increase in the value of the MBSs we sell in forward markets to hedge our pipeline may result in unanticipated margin call;
•our inability to continue to grow, or to effectively manage the growth of, our loan origination volume;
•our ability to continue to attract and retain our Independent Mortgage Broker relationships;
•the occurrence of a date breach or other failure of our cybersecurity;
•loss of key management;
•reliance on third-party software and services;
•reliance on third-party sub-servicers to service our mortgage loans or our mortgage servicing rights;
•intense competition in the mortgage industry;
•our ability to implement technological innovation;
•our ability to continue to comply with the complex state and federal laws, regulations or practices applicable to mortgage loan origination and servicing in general, including maintaining the appropriate state licenses, managing the costs and operational risk associated with material changes to such laws;
•fines or other penalties associated with the conduct of Independent Mortgage Brokers;
•errors or the ineffectiveness of internal and external models or data we rely on to manage risk and make business decisions;
•loss or inability to enforce intellectual property rights or contractual rights;
•risk of counterparty terminating servicing rights and contracts;
•the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and
•the requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members and team members.

Risk Factors

An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the period ended March 31, 2022, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

Use of Proceeds

All of the shares of Class A common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales. We did not receive any proceeds from the prior distribution of the Private Placement Warrants.

We will receive up to an aggregate of approximately $182,562,500 from the exercise of Warrants, assuming the exercise in full of all such Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

Description of Securities
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Charter and amended and restated bylaws are included as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Delaware law, our Charter and amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”
Authorized and Outstanding Stock
Our authorized capital stock consists of:
•4,000,000,000 shares of Class A common stock, par value $0.0001 per share;
•1,700,000,000 shares of Class B common stock, par value $0.0001 per share;
•1,700,000,000 shares of Class C common stock, par value $0.0001 per share;
•1,700,000,000 shares of Class D common stock, par value $0.0001 per share; and
•100,000,000 shares of Preferred Stock, par value $0.0001 per share.
Collectively we refer to our Class A common stock, our Class B common stock, our Class C common stock and our Class D common stock as our Common Stock.
As of April 30, 2022, there were 92,531,737 shares of Class A common stock issued and outstanding, 1,502,069,787 shares of Class D common stock outstanding, no shares of Class B common stock, no shares of Class C common stock and no shares of Preferred Stock outstanding. We are authorized, without stockholder approval except as required by the listing rules of the NYSE, to issue additional shares of our capital stock.
Voting Rights
Our Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of our outstanding shares of Common Stock will vote together as a single class on all matters with respect to which our stockholders are entitled to vote under applicable law, our Charter or the Amended and Restated Bylaws or upon which a vote of stockholders generally entitled to vote is otherwise called for by us, except that, except as may otherwise be required by applicable law, each holder of Common Stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to our Charter or the DGCL.
Our Charter provides that at each annual or special meeting of stockholders (or action by consent in lieu of a meeting),
•each holder of record of Class A common stock and Class C common stock on the relevant record date will be entitled to cast one vote for each share held; and
•each holder of record of Class B common stock and Class D common stock on the relevant record date will be entitled to cast ten votes for each share held.

Our Charter provides that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter.

Our Charter provides for a classified board of directors (the "Board") that is divided into three classes with staggered three-year terms. Except for any directors elected by the holders of any of our outstanding series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of our Charter, and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on our Board resulting from death, disqualification, removal or other cause, each director will be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present. Our Charter does not provide for cumulative voting for the election of directors.

Conversion/Exchange
Our Charter provides that each share of Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Additionally, the Second Amended and Restated Limited Liability Company of our subsidiary, UWM Holdings LLC ("UWM LLC") provides that each UWM LLC Class B Unit along with the stapled Class D common stock.
Our Charter further provides that each share of Class B common stock will automatically convert into one share of Class A common stock, and each share of Class D common stock will automatically convert into one share of Class C common stock, upon the transfer of such share, except for transfers to (i) a direct or indirect holder of equity of SFS Holding Corp. (an “SFS Equityholder”), (ii) the spouse, parents, grandparents, lineal descendants or siblings of an SFS Equityholder, the parents, grandparents, lineal descendants or siblings of such holder’s spouse, or lineal descendants of such holder’s siblings or such holder’s spouse’s siblings (each, a “Family Member”), (iii) a Family Member of any SFS Equityholder, (iv) a trust, family-partnership or estate-planning vehicle, so long as one or more of such holder, a Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (v) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any one or more person described in the foregoing clauses “(i)” through “(iv),” (vi) a charitable trust or organization that is exempted from taxation under Section 501(c)(3) of the Code and controlled by such holder or any one or more of the persons described in the foregoing clauses “(i)” through “(iv)”, (vii) an individual mandated under a qualified domestic relations order to which such holder is subject, or (viii) a legal or personal representative of such holder, any Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder in the event of death or disability of such holder that is an individual.
Dividends
Our Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A common stock and holders of Class B common stock are entitled to receive dividends when, as and if declared by our Board out of legally available funds. Under our Charter, dividends may not be declared or paid in respect of Class A common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class B common stock, and vice versa, unless such dividend is approved by holders of a majority of the shares of Class A common stock then outstanding and a majority of the shares of Class B common stock then outstanding, each voting as separately as a single class.
Our Charter provides that the holders of Class C common stock and the holders of Class D common stock will not have any right to receive dividends (including cash, stock or property).
In connection with the declaration of a dividend on our shares of Class A common stock and share of Class B common stock (if any are outstanding), the Board, in its capacity as the Manager of UWM LLC, is required pursuant to the terms of the UWM LLC Second Amended and Restated Operating Agreement, to determine whether to (a) make distributions from UWM LLC to only UWM Holdings Corporation (“UWMC” or the “Company”), as the owner of the Class A Units of UWM LLC with the proportional amount due to SFS Holding Corp. as the owner of the Class B Units of UWM LLC, being distributed upon the sooner to occur of (i) the Board making a determination to do so or (ii) the date on which Class B Units of UWM LLC are converted into shares of Class B common stock of UWMC or (b) make proportional and simultaneous distributions from UWM LLC to both UWMC, as the owner of the Class A Units of UWM LLC and to SFS Holding Corp. as the owner of the Class B Units of UWM LLC.
No Preemptive Rights
Our Charter does not provide the holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock with preemptive rights.
Merger or Consolidation
Our Charter provides that, in the event of a merger or consolidation of our Company with or into another entity, the holders of shares of Class A common stock and Class B common stock will be converted into the right to receive the same consideration per share, provided that if the shares of Class A common stock and Class B common stock are converted into the right to receive shares or other securities, the holders of shares of Class A common stock and Class B common stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class B common stock is ten times the voting power of the shares or other securities received per share of Class A common stock.

Our Charter provides that, in the event of a merger or consolidation of our Company with or into another entity, the holders of shares of Class C common stock and Class D common stock will be converted into the right to receive the same consideration per share, provided that the shares of Class C common stock and Class D common stock may be converted into the right to receive the same shares or securities per share, provided, further, that the holders of shares of Class C common stock and Class D common stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class D common stock is ten times the voting power of the shares or other securities received per share of Class C common stock.
Liquidation, Dissolution or Winding Up
Our Charter provides that upon the liquidation, dissolution or winding up of our Company (either voluntary or involuntary), the holders of Class A common stock and holders of Class B common stock will be entitled to share ratably in the assets and funds of our Company that are available for distribution to our stockholders. The holders of Class C common stock and the holders of Class D common stock will not have any right to receive a distribution upon a liquidation, dissolution or winding up of our Company.
Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Our Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A common stock and holders of Class B common stock are entitled to receive dividends when, as and if declared by our Board out of legally available funds. Under our Charter, dividends may not be declared or paid in respect of Class A common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class B common stock, and vice versa, unless such dividend is approved by holders of a majority of the shares of Class A common stock then outstanding and a majority of the shares of Class B common stock then outstanding, each voting as separately as a single class.
Warrants
Public Warrants
Each of our whole Public Warrants entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination (each individually, a “Public Warrant” and collectively, the “Public Warrants”). Our initial business combination was completed on January 20, 2021; consequently the Public Warrants became exercisable on February 20, 2021.
Pursuant to the Warrant Agreement dated January 23, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of our initial business combination on January 21, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such

Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
Pursuant to the Warrant Agreement, we filed a registration statement with the Securities and Exchange Commission (the “SEC”) covering the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. That registration statement became effective on February 5, 2021. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash. Once the Public Warrants became exercisable, we may call the Public Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder.
If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Class A common stock. Commencing ninety days after the Public Warrants became exercisable (or May 21, 2021), we may redeem the outstanding Public Warrants:
•in whole and not in part;
•at a price equal to a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock except as otherwise described below;
•upon a minimum of 30 days’ prior written notice of redemption; and
•if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A common stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A common stock shall mean the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 Class A common stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A common stock is below the exercise price of the Public Warrants) and about to expire.
Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Public Warrants for cash (other than the Private Placement Warrants (as defined below)) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Public Warrants for shares of Class A common stock, instead of cash, for “fair value” without the Public Warrants having to reach the $18.00 per share threshold set forth above. Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of September 6, 2018. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A common stock, and therefore have certainty as to (i) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A common stock if we determine it is in our best interest to do so. As such, we could redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close an initial business combination. In addition, the warrant holders will have the ability to exercise the Public Warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Public Warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A common stock). If we choose to redeem the Public Warrants when the Class A common stock are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their Public Warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
Redemption procedures and cashless exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial business combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, Gores Sponsor IV, LLC and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A common stock paid in such rights offering divided by (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above; (ii) certain ordinary cash dividends; or (iii) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s current certificate of incorporation or as a result of the repurchase of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.
The Public Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants
Gores Sponsor IV, LLC purchased 5,250,000 warrants at a price of $2.00 per warrant for an aggregate purchase price of $10,500,000 in a private placement that occurred on the IPO closing date (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) were not be transferable, assignable or salable until 30 days after the completion of our initial business combination (or February 21, 2021) and they may be physical (cash) or net share (cashless) settled and will not be redeemable by us so long as they are held by Gores Sponsor IV, LLC or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Gores Sponsor IV, LLC or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Placement Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Private Placement Warrants, multiplied by the difference between the exercise price of the Private Placement Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Transfer Agent and Warrant Agent
The Transfer Agent for our Class A common stock and the Warrant Agent for our Warrants is American Stock Transfer & Trust Company, LLC.
Certain Anti-Takeover Provisions of Delaware Law, Our Charter and the Amended and Restated Bylaws
Some provisions of the DGCL, our Charter and the Amended and Restated Bylaws contain or will contain provisions that could make the following transactions more difficult: (i) an acquisition of us by means of a tender offer; (ii) an acquisition of us by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our business to first negotiate with our Board. We believe that the benefits of the increased protection of our business’ potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our business outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the person became an interested stockholder unless:
•prior to such time, the Board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the Business Combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by our stockholders.
Charter and Amended and Restated Bylaws
In addition, our Charter and Amended and Restated Bylaws provide for certain other provisions that may have an anti-takeover effect:
•Capital Structure. Our Charter provides a capital structure where holders of Class B common stock and holders of Class D common stock will have ten votes per share (as compared with holders of Class A common stock and holders of Class C common stock, who will each have one vote per share); provided, however, that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter. As a result of this capital structure, holders of our Class D common stock (SFS and the SFS Equityholders) have a greater ability to control the outcome of matters requiring stockholder approval even when the holders of Class B common stock and Class D common stock own significantly less than a majority of the shares of the outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our business or our assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over such matters.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter will not provide for cumulative voting.
•Classified Board. Our Charter and the Amended and Restated Bylaws provide that our Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) is divided into three classes of directors. The existence of a classified Board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our business as the classification of our Board makes it more time consuming for stockholders to replace a majority of the directors.
•Directors Removed Only for Cause. Our Charter provides that, from and after the first date following the date on which the voting power of all of the then outstanding shares of Class B common stock and Class D common stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Company generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any director elected by the stockholders generally entitled to vote may only be removed for cause.
•Board of Director Vacancies. Our Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on our Board.
•Action by Written Consent. Our Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.
•Special Meeting of Stockholders. Our Charter provides that special meetings of stockholders may only be called by (i) our Board or (ii) our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
•Supermajority Requirements for Certain Amendments of our Charter and Amendments of the Amended and Restated Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our Charter and the Amended and Restated Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of our then outstanding shares generally entitled to vote will be required to amend, alter, change or repeal the Amended and Restated Bylaws and certain provisions of our Charter, including those related to our management and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to our Charter and amendments to the Amended and Restated Bylaws could enable a minority of our stockholders to exercise veto power over such amendments.
•Issuance of Common Stock and Undesignated Preferred Stock. Our Board will have the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of Common Stock and (ii) up to 100,000,000 shares of undesignated Preferred Stock, in the case of a series of Preferred Stock, with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of Common Stock and Preferred Stock will enable our Board to render more difficult or to discourage an attempt to obtain control of our business by means of a merger, tender offer, proxy contest, or other means.
•Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.
•Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of UWM Holdings Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of our Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of our Charter will be enforced by a court in those other jurisdictions.

Limitation on Liability and Indemnification of Directors and Officers
The Second Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Amended and Restated Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Registration Rights Agreement
At the closing of the Business Combination, we entered into an Amended Registration Rights and Lock-Up Agreement (the “Registration Rights Agreement”) with certain stockholders. Pursuant to the terms of the Registration Rights Agreement, (i) any share of Class A common stock held by such stockholders as of the date of the Registration Rights Agreement, (ii) any share of Class A common stock thereafter acquired (A) pursuant to any other equity security (including the Private Placement Warrants) of UWMC held by such stockholders as of the date of the Registration Rights Agreement or thereafter acquired by such stockholder upon exercise of any Private Placement Warrants and upon conversion of any Class B common stock that SFS Corp. may receive in future exchanges of UWM LLC Class B Units and (iii) any other equity security of UWMC issued or issuable with respect to any such share of Class A common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights. This prospectus, and the registration statement of which it forms a part, was filed in compliance with our obligations under the Registration Rights Agreement. The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement filed as Exhibit 10.1 to our Annual Report on Form 10-K.

Selling Securityholders

This prospectus relates to the resale, from time to time, by the Selling Securityholders of up to 83,951,346 shares of Class A common stock, including (i) a portion of the 10,625,000 shares of Class A common stock that were exchanged for Founder Shares in connection with the Business Combination that remain unsold, (ii) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp. and (iii) up to 28,208,349 shares of Class A common stock that were originally issued to the Private Placement Investors. The registration statement of which this prospectus forms a part originally registered (1) up to 115,875,000 shares of Class A common stock, including (i) up to 10,625,000 shares of Class A common stock that were exchanged for the Founder Shares in connection with the Business Combination, (ii) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp., (iii) up to 50,000,000 shares of Class A common stock that were originally issued to the Private Placement Investors and (iv) up to 5,250,000 shares of Class A Common Stock that could have been received by Gores Sponsor IV, LLC upon exercise of the Private Placement Warrants, and (2) 5,250,000 Private Placement Warrants. Subsequent to the effectiveness of this registration statement, Gores Sponsor IV, LLC distributed its 5,250,000 Private Placement Warrants in a pro rata in-kind distribution to its members and certain of the selling securityholders named in the original registration statement transferred 27,041,651 shares of Class A common stock.

The Selling Securityholders, from time to time, may offer and sell any or all of the Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of shares of Class A common stock beneficially owned, and the aggregate number of shares of Class A common stock that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 92,531,737 shares of Class A common stock outstanding as of April 30, 2022.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock. As such, we are unable to declare the number of shares of Class A common stock that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Securityholder(1)	Shares of Class A Common Stock Beneficially Owned Prior to Offering	%	Shares of Class A Common Stock Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%
SFS Corp. (2)	1,502,069,787	94.2	50,000,000	1,452,069,787	91.1
Alec Gores (3)	5,667,997	6.1	5,667,997	—	—
Randall Bort	25,000	*	25,000	—	—
William Patton	25,000	*	25,000	—	—
Jeffrey Rea	25,000	*	25,000	—	—
Blackrock Inc. (4)	7,500,000	8.1	7,500,000	—	—
Brandeerian, Ltd. (5)	7,100,000	7.7	7,100,000	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 Evan D. Metropoulos Trust) (6)	3,000,000	3.2	3,000,000	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 J. Daren Metropoulos Trust) (7)	3,000,000	3.2	3,000,000	—	—
Shotfut Menayot Chool — Phoenix Amitim (8)	1,392,200	1.5	1,392,200	—	—
Jane Street Global Trading, LLC (9)	22,076	*	22,076	—	—
Platinum Equity LLC (10)	3,919,119	4.2	1,903,900	2,015,219	2.1
Alberta Investment Management Corporation (11)	1,000,000	1.1	1,000,000	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the C. Dean Metropoulos 2015 Delaware Trust) (12)	1,000,000	1.1	1,000,000	—	—
Howard Altman	300,000	*	300,000	—	—
The Phoenix Insurance Company Ltd (13)	137,900	*	137,900	—	—
Jacob Kotzubei (14)	387,074	*	188,040	199,034	*
Louis Samson (15)	387,074	*	188,040	199,034	*
Evergreen Capital Partners LLC, Pension Plan (16)	150,000	*	150,000	—	—
Edward Johnson (17)	266,580	*	129,504	137,076	*
Mark Stone (18)	237,076	*	100,000	137,076	*
Sylvester Stallone	100,000	*	100,000	—	—
Major League, LLC (19)	100,000	*	100,000	—	—
Zlotnitsky Investments LLC	21,000	*	21,000	—	—
Barrett Sprowl (20)	107,040	*	38,502	68,538	—
Dominick Schiano Living Trust Dated June 23, 2000 (21)	191,580	*	54,504	137,076	—
John A. Janitz Trust Dated 1981 (22)	191,580	*	54,504	137,076	—
Additional Selling Securityholders (23)	840,512	*	728,179	112,333	—

*    Less than one percent of outstanding shares of Class A common stock.
**     We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to warrants exercisable or UWM LLC Common Units exchangeable that vest or are exchangeable within 60 days after May 10, 2021 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
(1)Selling Securityholder ownership are based on information as of the last post-effective amendment and may not reflect shares subsequently sold by the Selling Stockholder.
(2)With respect to the Class A common stock beneficially owned, assumes that (a) all UWM LLC Class B Units (together with the stapled shares of Class D common stock) have been exchanged in UWM LLC Unit Exchanges for shares of Class B common stock and (b) all shares of Class B common stock have been converted into shares of Class A common stock. Mat Ishbia may be deemed to beneficially own the Class A Stock and Class D Stock and exercise voting and dispositive power of the securities held by SFS Corp. Mat Ishbia is our Chief Executive Officer, President and Chairman.

(3)According to a Schedule 13G (Amendment No. 1) filing made on February 11, 2022, consists of (i) 3,141,599 shares of Class A common stock owned directly by AEG Holdings, LLC, a Delaware limited liability company (“AEG”), (ii) 2,107,538 shares of Class A common stock issuable upon exercise of Warrants owned directly by AEG, (iii) 30,000 shares of Class A common stock owned directly by NBI Irrevocable Trust #4, a trust for the benefit of one of Mr. Gores’s children, (iv) 150,000 shares of Class A Common stock owned directly by NBI Irrevocable Trust #5, a trust for the benefit of one of Mr. Gores’s children, (v) 150,000 shares of Class A Common stock owned directly by NBI Irrevocable Trust #6, a trust for the benefit of one of Mr. Gores’s children, and (vi) 88,840 shares of Class A Common stock owned directly by Pacific Credit Corp., an entity in which Mr. Gores has dispositive power with respect to the securities owned directly thereby and, accordingly, may be deemed to have beneficial ownership of the shares of Class A common stock owned directly thereby, in each case as of December 31, 2021. Mr. Gores is the managing member of AEG and, accordingly, may be deemed to have beneficial ownership of the shares of Class common stock owned directly thereby. Mr. Gores is the managing member of AEG. The business addresses of Mr. Gores and AEG is c/o AEG Holdings, LLC, 9800 Wilshire Blvd. Beverly Hills, CA 90212. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.
(4)The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; BGF Fixed Income Global Opportunities Fund; BGF ESG Fixed Income Global Opportunities Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; BlackRock Capital Allocation Trust; BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Funds—Global Allocation Fund; and BlackRock Global Funds—Global Dynamic Equity Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(5)King Street Capital Management, L.P. is the manager of the beneficial owners of the Selling Securityholder, King Street Capital, L.P and King Street Capital Master Fund, Ltd. Jay Ryan is the sole director of Brandeerian, Ltd. As a result, each of King Street Capital, L.P., King Street Capital Master Fund, Ltd., King Street Capital Management L.P. and Mr. Ryan may be deemed to have beneficial ownership of the securities held by Brandeerian, Ltd.
(6)J.P. Morgan Trust Company of Delaware is the trustee of the 2016 Evan D. Metropoulos Trust (the “2016 EDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 EDM Trust.
(7)J.P. Morgan Trust Company of Delaware is the trustee of the 2016 J. Daren Metropoulos Trust (the “2016 JDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 JDM Trust.
(8)Haggai Schreiber, Chief Investment Officer of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the securities held by Amitim and The Phoenix Insurance Company Ltd.
(9)Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert A. Granieri are the members of the Operating Company of Jane Street Group, LLC and may be deemed to have voting and investment control over the securities held by Jane Street Global Trading, LLC.
(10)Includes 2,015,219 shares of Class A common stock issuable upon exercise of Warrants. Gores Trust is the manager of Platinum Equity, LLC. Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. As a result, Gores Trust and Tom Gores may be deemed to share voting power and investment power with respect to the securities beneficially held by Platinum Equity, LLC.
(11)Alberta Investment Management Corporation is a body corporate established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager.
(12)J.P. Morgan Trust Company of Delaware is the trustee of the C. Dean Metropoulos 2015 Delaware Trust (the “2015 CDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2015 CDM Trust.
(13)Haggai Schreiber, Chief Investment Officer of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the securities held by Amitim and The Phoenix Insurance Company Ltd.
(14)Includes 199,034 shares of Class A common stock issuable upon exercise of Warrants.
(15)Includes 199,034 shares of Class A common stock issuable upon exercise of Warrants.

(16)Dominick Schiano is the trustee of Evergreen Capital Partners, LLC and therefore deemed to hold voting and dispositive powers over the securities held by the Selling Securityholder.
(17)Includes 137,076 shares of Class A common stock issuable upon exercise of Warrants.
(18)Includes 137,076 shares of Class A common stock issuable upon exercise of Warrants.
(19)Arnold M. Karp may be deemed to be the beneficial owner of the shares held by Major League, LLC.
(20)Includes 68,538 shares of Class A common stock issuable upon exercise of Warrants.
(21)Includes 137,076 shares of Class A common stock issuable upon exercise of Warrants. Dominick Schiano is the trustee of the Selling Securityholder and therefore deemed to hold voting and dispositive powers over the securities held by the Selling Securityholder.
(22)Includes 137,076 shares of Class A common stock issuable upon exercise of Warrants. John A. Janitz is the trustee of the Selling Securityholder and therefore deemed to hold voting and dispositive powers over the securities held by the Selling Securityholder.
(23)The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock. Includes 112,333 shares of Class A common stock issuable upon exercise of Warrants held by the remaining Selling Securityholders.

United States Federal Income Tax Considerations
The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:
•financial institutions or financial services entities;
•broker-dealers;
•governments or agencies or instrumentalities thereof;
•regulated investment companies;
•real estate investment trusts;
•expatriates or former long-term residents of the U.S.;
•persons that actually or constructively own five percent or more of our voting shares;
•insurance companies;
•dealers or traders subject to a mark-to-market method of accounting with respect to the securities;
•persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•persons that receive shares upon the exercise of employee stock options or otherwise as compensation;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•“controlled foreign corporations”, “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•Tax-qualified retirement plans;
•Qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);
•persons deemed to sell our common stock under the constructive sale provisions of the Code;
•partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and
•tax-exempt entities.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES

TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock or Warrants who or that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•an entity treated as a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. Upon a sale or other taxable disposition of our common stock or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or Warrants so disposed of exceeds one year. Otherwise, any gain on a sale or taxable disposition of the shares or Warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or Warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or Warrants generally will equal the U.S. holder’s acquisition cost for the common stock or Warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock or Warrants originally acquired as part of an investment unit, the acquisition cost for the share of common stock and Warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition
Exercise or Lapse of a Warrant. Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of Warrants having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest and would increase a U.S. holder’s adjusted tax basis in its Warrants to the extent that such distribution is treated as a dividend. For certain information reporting purposes we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Any amounts withheld under the backup withholding rules generally may be credited against a U.S. holder’s U.S. federal income tax liability, and a U.S. holder may generally obtain a refund of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:
•a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
•a foreign corporation; or
•an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:
•the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or
•we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.
Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Exercise or Lapse of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under “U.S. Holders—Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Possible Constructive Distributions. The U.S. federal income tax treatment of a Non-U.S. holder treated as receiving a constructive distribution generally will correspond to the U.S. federal income tax treatment for a U.S. holder treated as receiving a constrictive distribution, as described under “U.S. Holders—Possible Constructive Distributions” above, although such constructive distribution would be subject to tax as described above under “Non-U.S. holders—Taxation of Distributions” in the same manner as if the Non-U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest and would increase the Non-U.S. holder’s adjusted tax basis in its Warrants to the extent that such distribution is treated as a dividend. Any resulting withholding tax may be withheld from future cash distributions. For certain information reporting purposes we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.
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Plan of Distribution
We are registering the issuance by us of up to an aggregate of (i) 10,624,987 shares of our Class A common stock that may be issued upon exercise of the Public Warrants to purchase Class A common stock at an exercise price of $11.50 per share and (ii) 5,250,000 shares of our Class A common stock that may be issued upon exercise of the Private Placement Warrants to purchase Class A common stock at an exercise price of $11.50 per share.
We are also registering the resale by the Selling Securityholders or their permitted transferees of up to an aggregate of (i) aggregate of 83,951,346 shares of Class A common stock including, (a) a portion of the 10,625,000 shares of Class A common stock that were exchanged for Founder Shares in connection with the Business Combination that remain unsold, (b) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp. and (c) up to 28,208,349 shares of Class A common stock that were originally issued to the Private Placement Investors. The registration statement of which this prospectus forms a part originally registered (1) up to 115,875,000 shares of Class A common stock, including (i) up to 10,625,000 shares of Class A common stock that were exchanged for the Founder Shares in connection with the Business Combination, (ii) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp., (iii) up to 50,000,000 shares of Class A common stock that were originally issued to the Private Placement Investors and (iv) up to 5,250,000 shares of Class A Common Stock that could have been received by Gores Sponsor IV, LLC upon exercise of the Private Placement Warrants, and (2) 5,250,000 Private Placement Warrants. Subsequent to the effectiveness of this registration statement, Gores Sponsor IV, LLC distributed its 5,250,000 Private Placement Warrants in a pro rata in-kind distribution to its members and certain of the selling securityholders named in the original registration statement transferred 27,041,651 shares of Class A common stock.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of the NYSE;

•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholder, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the selling securityholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents, broker-dealers or underwriters; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholder.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and Warrants are currently listed on the NYSE under the symbols “UWMC” and “UWMCWS”, respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (ii) the earliest of (a) two years, (b) such time that such Selling Securityholder has disposed of such securities pursuant to Rule 144 or (c) if Rule 144(i) is no longer applicable to us or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her registrable securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when such securities have ceased to be outstanding or (iv) when such securities have been sold in a private transaction in which the transferor’s registration rights are not assigned to the transferees of such securities.
Private Placement Warrants

The Private Placement Warrants may be exercised commencing on February 20, 2021 and on or before the expiration date by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “warrant agent”) (i) the certificate in physical form (the “Definitive Warrant Certificate”) evidencing the Warrants to be exercised, or, in the case of a book-entry certificate (the “Book-Entry Warrant Certificate”) the Warrants to be exercised on the records of the Depositary to an account of the warrant agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the warrant agent to the Depositary from time to time, (ii) an election to purchase shares of Class A common stock pursuant to the exercise of a warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full shares of common stock as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the shares of Class A common stock and the issuance of such Class A common stock.

The Private Placement Warrants will be required to be exercised on a cashless basis in the event of a redemption of such Warrants pursuant to the warrant agreement governing the Warrants in which our Board has elected to require all holders of the Warrants who exercise their Warrants to do so on a cashless basis. In such event, such holders of exercised Warrants would pay the exercise price by surrendering their Warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” of the shares of our Class A common stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of Warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case.

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of such Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of shares of Class A common stock to be issued to such holder.

Legal Matters
Greenberg Traurig, P.A., Fort Lauderdale, Florida has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

Experts

The financial statements of United Wholesale Mortgage, LLC (formerly United Shore Financial Services, LLC) for the year ended December 31, 2019, incorporated by reference in this prospectus, have been audited by Richey May & Co, LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of UWM Holdings Corporation as of December 31, 2021 and 2020, and for each year in the periods ended December 31, 2021 and December 31, 2020, and the effectiveness of UWM Holdings Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.UWM.com. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Incorporation of Certain Information By Reference
We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.
We are “incorporating by reference” into this registration statement specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this registration statement. Information that we file subsequently with the Commission will automatically update and supersede this information. This registration statement is part of a registration statement filed with the Commission.
We incorporate by reference into this registration statement the following documents filed by us with the Commission, and any future documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this registration statement has been completed including all such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

Commission Filing (File No. 001-39189)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2021
Quarterly Report on Form 10-Q	Quarter ended March 31, 2022
Information in our Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Shareholders, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021	April 29, 2022
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
We will furnish without charge to each person, including any beneficial owner, to whom a registration statement is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:
UWM Holdings Corporation
585 South Boulevard E.
Pontiac, Michigan 48341
(800)-981-8898
Attention: Corporate Secretary

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
We maintain an internet website at http://www.uwm.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.
You should rely only on the information contained in and incorporated by reference into this registration statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this registration statement or incorporated by reference into this registration statement is accurate as of any date other than the date on the front of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this registration statement may not contain all of the information that may be important to you. You should read the entire registration statement, as well as the documents incorporated by reference into this registration statement, before making an investment decision

UWM HOLDINGS CORPORATION

Up to 15,874,987 Shares of Class A Common Stock
and
83,951,346 Shares of Class A Common Stock

PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

SEC registration fee*	$164,162
FINRA filing fee	-
Printing and engraving expenses*	100,000
Legal fees and expenses*	200,000
Accounting fees and expenses*	200,000
Transfer agent and registrar fees and expenses*	20,000
Miscellaneous*	15,838

Total	$700,000
* Previously paid.
Item 15. Indemnification of Directors and Officers.
The Second Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Amended and Restated Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling UWM Holdings Corporation pursuant to the foregoing provisions, We have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16. Exhibits and Financial Statements.
(a) Exhibits.

Exhibit No.	Description

1.1%	Form of Underwriting Agreement

2.1*
Business Combination Agreement, dated as of September 22, 2020, by and among Gores Holdings IV, Inc., United Shore Financial Services, LLC and SFS Holding Corp. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K on September 23, 2020).

2.2
Amendment to Business Combination Agreement, dated December 14, 2020, by and among Gores Holdings IV, Inc., United Shore Financial Services, LLC d/b/a United Wholesale Mortgage and SFS Holding Corp. (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on form 8-K on January 22, 2021).

4.3	Specimen Class A common stock Certificate (incorporated by reference to Exhibit 4.2 of the Registrant’s Form S-1 filed on December 5, 2019).

4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Registrant’s Form S-1 filed on December 5, 2019).

4.5
Warrant Agreement, dated January 23, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on January 30, 2020).

4.5(a)**	Amendment 1 to Warrant Agreement between the Company, Continental Stock Transfer & Trust Company, and American Stock Transfer & Trust Company, LLC.

5.1^	Opinion of Greenberg Traurig, P.A. (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 filed by the Registrant on November 16, 2021)

23.1**	Consent of Deloitte & Touche LLP

23.2**	Consent of Richey, May & Co., LLP

23.3^	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24^	Power of Attorney

101.INS	XBRL Instance Document

101.INS	XBRL Instance Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB+	XBRL Taxonomy Extension Label Linkbase Document

101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

%	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to Current Report on Form 8-K in connection with the offering of securities.
*	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) or Item 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
**	Filed herewith.
^	Previously filed.

Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pontiac, State of Michigan, on May 13, 2022.

UWM HOLDINGS CORPORATION

By:	/s/ Mathew Ishbia
Name:	Mathew Ishbia
Title:	President and Chief Executive Officer

Name	Position	Date

/s/ Mathew Ishbia	President, Chief Executive Officer and Chairman (Principal Executive Officer)	May 13, 2022
Mathew Ishbia

/s/ Timothy Forrester	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 13, 2022
Timothy Forrester

/s/ Andrew Hubacker	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 13, 2022
Andrew Hubacker

*	Director	May 13, 2022
Kelly Czubak

*	Director	May 13, 2022
Alex Elezaj

*	Director	May 13, 2022
Jeffrey A. Ishbia

*	Director	May 13, 2022
Justin Ishbia

*	Director	May 13, 2022
Laura Lawson

*	Director	May 13, 2022
Isiah Thomas

*	Director	May 13, 2022
Robert Verdun

*	Director	May 13, 2022
Melinda Wilner

*	/s/ Timothy Forrester
Attorney-in-Fact